Exhibit 4.76

Summary of the Private Instrument of Commitment to Purchase and Sale of Real Property, entered into on November 8, 2022, in connection with Fazenda Rio do Meio

Parties: Agrifirma Bahia Agropecuária Ltda., as seller; Ronei Castelli, as purchaser.

Purpose: The sale of 1,964 hectares of areas owned by Agrifirma Bahia Agropecuária Ltda. in the Rio do Meio farm, which comprises 1,422 arable hectares, for the total price of 414,098 bags of soybean (average price of 291 bags of soybean per arable hectare). The payment is to be made in seven annual installments, as follows: (i) the first installment, equivalent to 36,379 bags of soybean, by November 8, 2022; (ii) the second installment, equivalent to 71,148 bags of soybean, by July 31, 2023; (iii) the third installment, equivalent to 84,661 bags of soybean, by July 31, 2024; (iv) the fourth installment, equivalent to 103,524 bags of soybean, by July 31, 2025; (v) the fifth installment, equivalent to 67,145 bags of soybean, by July 31, 2026; (vi) the sixth installment, equivalent to 32,377 bags of soybean, by July 31, 2027; (vii) and the seventh installment, equivalent to 18,864 bags of soybean, by July 31, 2028.